EXHIBIT 2.2


             PLAN AND AGREEMENT OF MERGER AND REORGANIZATION

This Plan and Agreement of Merger and Reorganization (this "Agreement"), dated as of June 1, 2004 is entered into by and among TREY RESOURCES, INC., a Delaware corporation ("TREY"), SWK TECHNOLOGIES, INC., a Delaware corporation and a wholly-owned subsidiary of TREY ("Merger Sub"), each with an office at 750 Route 34, Matawan, New Jersey 07747, and SWK, INC., a New Jersey corporation, with an office at 293 Eisenhower Parkway, Livingston, NJ 07039 ("SWK").

                                  I. RECITALS:

            WHEREAS, the Board of Directors of each of TREY and SWK have determined that it is in the best interests of TREY and SWK and their shareholders to effect a business combination pursuant to which SWK will merge with and into Merger Sub on the terms and subject to the conditions set forth herein (the "Merger");

            WHEREAS, the Board of Directors of Merger Sub has determined that it is in the best interests of Merger Sub and its sole stockholder to effect the Merger;

            WHEREAS, the Board of Directors of each of TREY and SWK and the shareholders of SWK have approved this Agreement and the Merger pursuant to the terms and conditions herein set forth as of the date hereof;

            WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the Merger pursuant to the terms and conditions herein set forth as of the date hereof;

            WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify to the extent possible as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

            NOW, THEREFORE, in consideration of the above premises and the mutual promises set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                 II. THE MERGER

            Section 1. The Merger. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporations Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA"), SWK shall be merged with and into Merger Sub. Following the Merger, Merger Sub shall continue as the surviving corporation (the "Surviving Entity"), and the separate corporate existence of SWK shall cease.

            Section 2. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware and the Department of Treasury of the State of New Jersey or other

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governmental agencies as required under applicable law certificates of merger in such form as required by, and executed in accordance with, the relevant provisions of the law of each such state. The later of (i) the effective time of the filing of the certificate of merger with the Department of Treasury of the State of New Jersey or (ii) the effective time of the filing of the certificate of merger with the Secretary of State of the State of Delaware is the "Effective Time."

            Section 3. Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub and SWK shall vest in the Surviving Entity, and all debts, liabilities and duties of Merger Sub and SWK shall become the debts, liabilities and duties of the Surviving Entity.

            Section 4. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Entity until amended in accordance with applicable law.

Section 5. Directors and Officers. As of the Effective Time, the directors and officers of the Surviving Entity shall be comprised of the individuals listed in Exhibit A hereto who shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

            Section 6. Merger Sub and SWK Securities.

      At the Effective Time, all of the shares of Common Stock, no par value, of SWK issued and outstanding immediately prior to the Effective Time ("SWK Common Stock") shall, by virtue of the Merger and without any action on the part of SWK, Merger Sub or TREY, be converted into and be exchangeable for an aggregate of 2,750,000 newly issued, fully paid and non-assessable shares of common stock, par value $0.00001 per share, of TREY (the "TREY Common Stock"), and certain other TREY Common Stock that may be issued to the shareholders of SWK, pursuant to the terms of that certain Acquisition Agreement to which TREY, SWK and the shareholders of SWK are parties (the "Acquisition Agreement"), including the Additional Buyer Shares (as such term is defined in the Acquisition Agreement) which are referred to herein as the "Additional Consideration");

     (b) At the Effective Time, all capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SWK, Merger Sub or TREY, be converted into One Hundred Percent (100%) of the capital stock of the Surviving Entity;

     (c) At the Effective Time, all options, warrants, convertible notes and other rights, entitling the holders thereof to purchase or otherwise acquire any shares of SWK capital stock shall be canceled, retired and cease to exist at and as of the Effective Time.

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            Section 7. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Code. Each party hereto shall use its commercially reasonable efforts to cause the Merger to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and will not take any position inconsistent therewith in any tax return, refund claim, litigation or otherwise unless required to do so by law. The Merger shall be treated as a purchase for accounting purposes.

            Section 8. No Further Ownership Rights in SWK Common Stock. At the Effective Time and subject to and after giving effect to the provisions of
Section 6(a) hereof, each share of SWK Common Stock owned prior to the Effective Time shall be canceled and extinguished.

            Section 9. Stock Certificates. At or after the Effective Time, certificates representing SWK Common Stock presented to the Surviving Entity or TREY for any reason shall be exchanged for certificates representing TREY Common Stock.

            Section 10. Shareholders' Approval. This Agreement and the Merger provided for herein have been submitted for approval to, and approved by, the shareholders of SWK in the manner prescribed by the provisions of the NJBCA. This Agreement and the Merger provided for herein have been submitted for approval to, and approved by, the sole shareholder.of Merger Sub in the manner prescribed by the provisions of the DGCL.

            Section 11. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement. Neither TREY, SWK nor Merger Sub will take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the companies, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

            Section 12. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time by mutual written consent of SWK, TREY and Merger Sub.

            Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

            Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


            [signature page follows]

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            IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed on their behalf by their respective officers thereunto duly authorized all as of the date first above written.


TREY RESOURCES, INC.

By:  /s/  Mark Meller
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Name:  Mark Meller
Title: President


SWK TECHNOLOGIES, INC.


By:   /s/ Mark Meller
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Name:  Mark Meller
Title: President



SWK, INC.

By:  /s/  Lynn K. Berman
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Name:  Lynn K. Berman
Title: President


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EXHIBIT A

Directors

Jerry Mahoney
Mark Meller
Jeffrey Roth

Officers

Jeffrey Roth -- Chief Executive Officer
Lynn Berman - President
Gary Berman - Chief Technical Officer
Mark Meller - Secretary